EXHIBIT 99.1

United-Guardian Reports Record First Quarter Sales

HAUPPAUGE, N.Y., May 6, 2015 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that sales in the first quarter of 2015 were the strongest of any first quarter in its history, and were just short of its best performing quarter ever. Net sales for the quarter increased by 10.4% compared with the first quarter of 2014, and earnings were up by 9%, resulting in an increase in earnings per share from $0.29 in 2014 to $0.32 this year.

Ken Globus, President of United-Guardian, stated, "As a result of the 12% increase in sales of our personal care products in the first quarter of 2015 compared with 2014, as well as a 27% increase in pharmaceutical sales, we were able to achieve a record level of sales for any first quarter in our 73-year history. Net income for the quarter also reached near-record levels, exceeding all but two previous quarters. A significant portion of the increase in sales and income was the result of the continuing strong sales into China, and we anticipate that demand from China will continue based on projections received by our marketing partner for China. We also anticipate that sales of Renacidin® Irrigation, our most important pharmaceutical product, will also increase once we begin marketing our new single-dose packaging of that product, which we expect to take place at the end of 2015 or beginning of 2016, depending on when we receive marketing approval from the FDA. We are continuing to work closely with all of our marketing partners to further expand the market for both our personal care and medical products, and to continue to develop new and innovative products for the personal care market. With a very strong start to 2015, and with sales to date in the second quarter continuing to be strong, we are looking forward to another very profitable year."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2015 and MARCH 31, 2014*

STATEMENTS OF INCOME
(UNAUDITED)
	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Net sales	$ 4,372,393	$ 3,959,492

Costs and expenses:
Cost of sales	1,679,202	1,432,918
Operating expenses	627,235	615,642
Total costs and expenses	2,306,437	2,048,560
Income from operations	2,065,956	1,910,932

Other income:
Investment income	53,454	33,819
Income from damage settlement	--	24,402
Total other income	53,454	58,221

Income before income taxes	2,119,410	1,969,153

Provision for income taxes	658,900	633,400

Net income	$ 1,460,510	$ 1,335,753

Earnings per common share
(Basic and Diluted)	$ 0.32	$ 0.29

Weighted average shares – basic and diluted	4,596,439	4,596,439

*Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900